Exhibit 23.1

                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Registration Statement of Pacific Aerospace & Electronics, Inc. on Amendment No. 2 to Form S-3 of our report on the consolidated financial statements of Pacific Aerospace & Electronics, Inc. (previously named PCT Holdings, Inc.) and subsidiaries dated June 15, 1996, except for Note 7 and Note 15(b), as to which the date is July 15, 1996, appearing in the Annual Report on Form 10-KSB of PCT Holdings, Inc. for the year ended May 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ MOSS ADAMS LLP

MOSS ADAMS LLP

Everett, Washington
June 10, 1997